UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under §240.14a-12

WGL Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEO Letter to Employees

January 25, 2017

Dear Colleague:

I am pleased to announced that, today, we entered into an agreement for WGL Holdings, Inc. to combine operations with AltaGas Ltd., a leading diversified energy infrastructure company. Once the agreement is final, Washington Gas, WGL Energy Services, WGL Energy Systems, WGL Midstream and Hampshire Gas will become wholly-owned subsidiaries of AltaGas.

This move represents an exciting growth opportunity for our business and for WGL jobs. It means that all of us in the WGL family of companies will become part of a larger, more broad-based business that spans the U.S. and Canada. This new organization will be roughly double our current size and will comprise a wider, complementary set of energy businesses upon which we will build our future growth and success. I know you may be asking what this means for you. I want to reassure you that, as a result of the transaction:

•	Your job, pay and benefits, including healthcare and retirement, will not change

•	Your team and manager will not change

•	Our work locations will remain the same

•	The Washington Gas name will remain as it has for almost 170 years, as a mark of excellent customer service

•	Washington Gas will remain headquartered in Washington, D.C.

•	WGL Energy will continue and expand its clean and efficient energy offerings

•	We will continue to increase our existing business investments

•	We will also increase our substantial community involvement and charitable giving

In short, now, and after the deal is completed, it will remain business as usual.

Over time, there may be new opportunities for employees within the combined organization. In addition to continuing to manage Washington Gas, WGL will assist in the management of AltaGas’ U.S. regulated utility business to advance our joint interests in delivering safe, reliable and reasonably priced utility service to a growing base of customers. AltaGas also intends to relocate the headquarters of its U.S. Power business to WGL’s service region.

The exciting opportunities created by this combination are attributable to our attractive track-record of success. I am personally looking forward to joining with the AltaGas family of companies and to moving forward with you to this new era of opportunity and growth.

We will continue to share more details about the transaction as they become final, but you may have immediate questions. Adrian Chapman, our President and Chief Operating Officer, and other senior leaders will share details about this announcement and answer any questions you may have at a series of Town Hall meetings this week, one of which I hope you will attend.

Sincerely,

Terry McCallister
Chairman and Chief Executive Officer

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. WGL Holdings, Inc. (“WGL”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF WGL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about AltaGas, Ltd. (“AltaGas”), WGL and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of WGL’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting WGL Holdings, Inc., Leslie T. Thornton, Corporate Secretary, 101 Constitution Avenue N.W., Washington, District of Columbia, 20080. WGL’s filings with the SEC are also available on WGL’s website at: http://wglholdings.com/sec.cfm. Investors and security holders may also read and copy any reports, statements and other information filed by WGL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

AltaGas, WGL and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding AltaGas’ directors and executive officers is available in AltaGas’ Management Information Circular, filed on March 17, 2016 (in English and French) with the Canadian Securities Administrators (the “CSA”) and in AltaGas’ Annual Information Form, filed on March 23, 2016 (in English) and March 24, 2016 (in French) with the CSA, each of which are available at: www.sedar.com. Information regarding WGL’s directors and executive officers is available in WGL’s proxy statement filed with the SEC on December 23, 2016 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, each of which may be obtained from the sources indicated in Additional Information and Where to Find It. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of WGL’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.